Exhibit m(1)a

AMENDED AND RESTATED EXHIBIT A TO THE MANNING & NAPIER FUND, INC.

SHAREHOLDER SERVICES PLAN

Fee Schedule

Funds and Class	Maximum Fees for Service Activities
Pro-Blend Conservative Term Series - Class S	0.20%
Pro-Blend Moderate Term Series - Class S	0.25%
Pro-Blend Extended Term Series - Class S	0.25%
Pro-Blend Maximum Term Series - Class S	0.25%
International Series Class S	0.25%
Disciplined Value Series Class S	0.25%
Income Series Class S	0.25%
High Yield Bond Series Class S	0.25%
Real Estate Series Class S	0.25%
Global Fixed Income Series Class S	0.15%
International Disciplined Value Series Class S	0.25%
Unconstrained Bond Series Class S	0.25%
Equity Income Series Class S	0.20%
Core Bond Series Class S	0.25%
Equity Series Class S	0.25%

      Dated: September 27, 2018

A-1